                                                                    EXHIBIT 13.2


                             FEDERAL RESERVE SYSTEM
                              WASHINGTON, DC 20551

                                    FORM 10-Q

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDED MARCH 31, 2001

                           FDIC CERTIFICATE NO. 34321


                        SOUTHERN COMMUNITY BANK AND TRUST
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                 NORTH CAROLINA
                            (STATE OF INCORPORATION)

                                   56-1952620
                      (IRS EMPLOYER IDENTIFICATION NUMBER)

                             4701 COUNTRY CLUB ROAD
                       WINSTON-SALEM, NORTH CAROLINA 27104
                          (ADDRESS OF PRINCIPAL OFFICE)

                                 (336) 768-8500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                         SECURITIES REGISTERED PURSUANT
                          TO SECTION 12(g) OF THE ACT:

                          COMMON STOCK, $2.50 PAR VALUE

INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

           YES    X                  NO
               -------                  --------

THE NUMBER OF SHARES OF THE REGISTRANT'S COMMON STOCK OUTSTANDING AS OF JUNE 30, 2001 WAS 7,940,297.

                                 BALANCE SHEETS
                        SOUTHERN COMMUNITY BANK AND TRUST
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  March 31       December 31      March 31
                                                    2001            2000            2000
                                                  ---------      -----------      ---------
ASSETS

   Cash and due from banks                        $  10,886       $  11,197       $   8,149
   Federal funds sold                                29,995          21,045           1,288
   Investment securities (Note 2)                    54,993          58,384          37,412
   Other investments, at cost                         2,095             865             787

   Loans (Note 3)                                   300,764         282,161         214,874
      Allowance for loan losses                      (4,510)         (4,283)         (3,226)
                                                  ---------       ---------       ---------

                      NET LOANS                     296,254         277,878         211,648

   Bank premises and equipment                       10,120           9,704           5,726
   Other assets                                       5,093           4,954           3,495
                                                  ---------       ---------       ---------

                   TOTAL ASSETS                   $ 409,436       $ 384,027       $ 268,505
                                                  =========       =========       =========




LIABILITIES AND STOCKHOLDERS'
EQUITY

   Deposits

      Non-interest bearing                        $  24,189       $  26,645       $  21,022
      Interest bearing (Note 4)                     336,951         312,108         209,728
                                                  ---------       ---------       ---------

                 TOTAL DEPOSITS                     361,140         338,753         230,750

   Federal funds purchased                            4,300
   Borrowings                                         6,000           6,000
   Accrued expenses and other liabilities             1,596           2,324           1,151
                                                  ---------       ---------       ---------

              TOTAL LIABILITIES                     368,736         347,077         236,201

   Stockholders' Equity

      Common stock                                   19,851          18,990          16,673
      Additional paid-in capital                     17,718          15,766          14,278
      Retained earnings (deficit)                     2,471           1,883           1,679
      Accumulated other comprehensive income
         Unrealized gain (loss) on available
         for sale securities                            660             311            (326)
                                                  ---------       ---------       ---------

     TOTAL STOCKHOLDERS' EQUITY                      40,700          36,950          32,304
                                                  ---------       ---------       ---------

          TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY                   $ 409,436       $ 384,027       $ 268,505
                                                  =========       =========       =========



           BOOK VALUE PER SHARE                   $    5.13       $    4.86       $    4.40
                                                  =========       =========       =========

                              STATEMENTS OF INCOME
                        SOUTHERN COMMUNITY BANK AND TRUST
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                Three Months Ended March 31
                                                   2001            2000
                                                ----------      -----------
INTEREST INCOME
  Loans                                         $    6,876      $    4,631
  Investment securities                                925             556
  Interest earning balances due from banks               0               0
  Federal funds sold                                   266              19
                                                ----------      ----------
            TOTAL INTEREST INCOME                    8,067           5,206

INTEREST EXPENSE
  Deposits                                           4,736           2,639
  Other                                                108              41
                                                ----------      ----------
           TOTAL INTEREST EXPENSE                    4,844           2,680
                                                ----------      ----------
                   NET INTEREST INCOME               3,223           2,526

PROVISION FOR LOAN LOSSES                              435             220
                                                ----------      ----------

               NET INTEREST INCOME AFTER
               PROVISION FOR LOAN LOSSES             2,788           2,306

NON-INTEREST INCOME
  Service charges on deposit accounts                  189             126
  Other income                                         643             254
  Gain on investment securities                          0               0
                                                ----------      ----------
        TOTAL NON-INTEREST INCOME                      832             380

NON-INTEREST EXPENSE
  Salaries and employee benefits                     1,339             891
  Occupancy and equipment                              490             317
  Other                                                847             612
                                                ----------      ----------
       TOTAL NON-INTEREST EXPENSE                    2,676           1,820
                                                ----------      ----------

              INCOME BEFORE INCOME TAXES               944             866

PROVISION FOR INCOME TAXES                             356             326
                                                ----------      ----------

                              NET INCOME        $      588      $      540
                                                ==========      ==========



             NET INCOME PER SHARE    Basic      $     0.08      $     0.07
                                                ==========      ==========

                                     Diluted    $     0.07      $     0.07
                                                ==========      ==========


Weighted-average number of
  shares outstanding                 Basic       7,748,747       7,334,504
                                                ==========      ==========
                                     Diluted     8,122,566       7,799,471
                                                ==========      ==========

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        SOUTHERN COMMUNITY BANK AND TRUST
                          (IN THOUSANDS, EXCEPT SHARES)


                                                                                                      Accumulated
                                                                         Additional      Retained        Other           Total
                                           Number          Common         Paid-in        Earnings    Comprehensive    Stockholders'
                                         of Shares         Stock          Capital        (Deficit)       Income          Equity
                                         ----------      ----------      ----------     ----------   -------------    -------------
Balance January 1, 2000                   6,657,362      $   16,643      $   14,251     $    1,139     $     (267)     $   31,766

Comprehensive income
  Net Income                                                                                   540                            540

  Change in unrealized gain (loss)
    on available-for-sale securities                                                                          (59)            (59)
                                                                                                                       ----------

  Total comprehensive income                                                                                                  481

Exercise of stock options and other
  sales of stock                             12,138              30              27                                            57
                                         ----------      ----------      ----------     ----------     ----------      ----------


Balance March 31, 2000                    6,669,500      $   16,673      $   14,278     $    1,679     $     (326)     $   32,304
                                         ==========      ==========      ==========     ==========     ==========      ==========






Balance January 1, 2001                   7,595,979      $   18,990      $   15,766     $    1,883     $      311      $   36,950

Comprehensive income
  Net Income                                                                                   588                            588

  Change in unrealized gain (loss)
    on available-for-sale securities                                                                          349             349
                                                                                                                       ----------

  Total comprehensive income                                                                                                  937

Sale of common stock                        344,118             860           1,951                                         2,811

Exercise of stock options and other
  sales of stock                                200               1               1                                             2
                                         ----------      ----------      ----------     ----------     ----------      ----------


Balance March 31, 2001                    7,940,297      $   19,851      $   17,718     $    2,471     $      660      $   40,700
                                         ==========      ==========      ==========     ==========     ==========      ==========

                            STATEMENTS OF CASH FLOWS
                        SOUTHERN COMMUNITY BANK AND TRUST
                                 (IN THOUSANDS)


                                                                  Three months ended March 31
                                                                      2001          2000
                                                                  -----------    ------------
  CASH FLOWS FROM OPERATING ACTIVITIES
       Net Income                                                   $    588      $    540
       Adjustments to reconcile Net Income to cash:
         Depreciation and amortization                                   231           126
         Provision for loan losses                                       435           220
         Decrease (Increase) in other assets                            (358)         (219)
         Increase (Decrease) in accrued expenses and other
         liabilities                                                    (728)          198
                                                                    --------      --------
                                        Total Adjustments               (420)          325
                                                                    --------      --------
                NET CASH PROVIDED BY OPERATING ACTIVITIES                168           865

  CASH FLOWS FROM INVESTING ACTIVITIES
       Decrease (Increase) in federal funds sold                      (8,950)         (484)
       Purchase of investment securities                                   0        (3,000)
       Purchase of other investments                                  (1,230)         (193)
       Proceeds from maturities of investment securities               3,958           836
       Net increase in loans from originations and
       repayments                                                    (18,811)      (14,569)
       Purchase of bank premises and equipment                          (646)         (696)
                                                                    --------      --------
                    NET CASH USED BY INVESTING ACTIVITIES            (25,679)      (18,106)

  CASH FLOWS FROM FINANCING ACTIVITIES
       Net increase in deposits                                       22,387        11,797
       Net increase in federal funds purchased                             0         1,800
       Net proceeds from issuance of common stock                      2,813            57
                                                                    --------      --------
                NET CASH PROVIDED BY FINANCING ACTIVITIES             25,200        13,654
                                                                    --------      --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (311)       (3,587)

       CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 11,197        11,736
                                                                    --------      --------

              CASH AND CASH EQUIVALENTS, END OF PERIOD              $ 10,886      $  8,149
                                                                    ========      ========

NOTES TO FINANCIAL STATEMENTS
SOUTHERN COMMUNITY BANK AND TRUST

(1)      Basis of Presentation

         In management's opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the periods ended March 31, 2001 and 2000, in conformity with generally accepted accounting principles. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

         The organization and business of Southern Community Bank and Trust (the "Bank"), accounting policies followed by the Bank and other information are contained in the notes to the financial statements filed as part of the Bank's 2000 annual report on Form 10-K. This quarterly report should be read in conjunction with such annual report.

(2)      Investment Securities

         Following is a summary of the cost and market value of the investment portfolio at each of the balance sheet dates presented (in thousands):

                                         March 31      December 31       March 31
                                           2001            2000            2000
                                         ----------------------------------------
         HELD TO MATURITY
           Amortized Cost                $ 17,606        $ 20,244        $ 14,022
           Market Value                    18,020          20,419          13,702
                                         ----------------------------------------
           Unrealized Gain (Loss)        $    414        $    175        $   (320)
                                         ========================================

         AVAILABLE FOR SALE
           Amortized Cost                $ 36,313        $ 37,633        $ 23,921
           Market Value                    37,387          38,140          23,390
                                         ----------------------------------------
           Unrealized Gain (Loss)        $  1,074        $    507        $   (531)
                                         ========================================


(3)      Loans

         Following is a summary of loans at each of the balance sheet dates presented (in thousands):

                                                    March 31      December 31       March 31
                                                      2001            2000            2000
                                                    ----------------------------------------
         Real Estate Mortgage - Residential         $ 87,721        $ 84,280        $ 68,890
                              - Construction          56,861          52,800          35,682
                              - Commercial            62,159          59,410          45,938
         Commercial and Industrial                    66,998          60,280          44,392
         Individuals                                  27,025          25,391          19,973
                                                    ----------------------------------------
                                    Total           $300,764        $282,161        $214,875
                                                    ========================================

         Undisbursed commitments under outstanding lines of credit aggregated approximately $82.8 million at March 31, 2001, with standby letters of credit outstanding of $2.6 million.

NOTES TO FINANCIAL STATEMENTS
SOUTHERN COMMUNITY BANK AND TRUST

(4)      Interest Bearing Deposits

         Following is a summary of interest bearing deposits at each of the balance sheet dates presented (in thousands):

                                                    March 31      December 31       March 31
                                                      2001            2000            2000
                                                    ----------------------------------------
         Interest Checking                          $ 32,856        $ 25,060        $ 14,322
         Money Market Accounts                        40,384          41,680          36,011
         Time Deposits of less than $100,000         164,777         169,278          97,078
         Time Deposits of $100,000 or more            98,934          76,090          62,317
                                                    ----------------------------------------
                                    Total           $336,951        $312,108        $209,728
                                                    ========================================


(5)      Non-interest Income

         The major components of other non-interest income in each of the periods are as follows (in thousands):

                                                    March 31    March 31
                                                      2001        2000
                                                    --------------------
         Mortgage loan origination fees               $218        $ 99
         Stock brokerage fees                           29          81
         SBIC management fees                          149          30
         Market value adjustment on derivative         190           0
         Other                                          57          44
                                                    --------------------
                                    Total             $643        $254
                                                    ====================


(6)      Earnings Per Share

         Basic net income per share is computed based on the weighted average number of shares outstanding during the period. Diluted net income per share includes the effect, when dilutive, of stock options outstanding during the period.

                                     PART I


                                     ITEM 2
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                     MATERIAL CHANGES IN FINANCIAL CONDITION

Since year end 2000, there have been no material changes in the financial condition of the Bank, although rapid growth in both loans and deposits has continued to be experienced. From inception, the Bank has aggressively followed its business plan objectives of serving the banking needs of small businesses, consumers, and residential home builders. To fund loan demand, Bank management has emphasized increasing deposits, and maintaining a position of high liquidity. The growth in deposits has been principally in time deposits. The Bank's liquidity has been maintained principally in the form of Federal funds sold and investment securities available for sale. This has been supplemented by borrowing from the Federal Home Loan Bank.


                    MATERIAL CHANGES IN RESULTS OF OPERATIONS

The Bank's results of operations for the first quarter of 2001 compared to 2000, show material increases in all income and expense categories. These changes result primarily from growth in interest earning assets and interest bearing liabilities, growth in the number of customers served, and increased operating expenses associated with new branches and services, as well as additional personnel in support functions. During the first quarter of 2000, the Bank began receiving fees for managing an SBIC venture capital firm. During the first quarter of 2001, the Bank's net interest income was negatively impacted by the sharp decline in interest rates.


                                     ITEM 3
           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in the quantitative and qualitative disclosures about market risks as of March 31, 2001 from that presented in the Bank's annual report on Form 10-K for the year ended December 31, 2000.

                                     PART II


                                     ITEM 6
                        EXHIBITS AND REPORTS ON FORM 8-K


A report on Form 8-K, dated January 10, 2001, was filed January 17, 2001 reporting the approval of the Bank's application to become a member of the Federal Reserve System.

A report on Form 8-K, dated February 2, 2001, was filed February 8, 2001 reporting the Bank had become a member of the Federal Reserve System.

A report on Form 8-K, dated February 19, 2001, was filed March 1, 2001 reporting the conclusion and results of a secondary common stock offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          SOUTHERN COMMUNITY BANK AND TRUST

    5/11/2001               /s/  F. Scott Bauer
-------------------       ----------------------------------------------------
Date                      F. Scott Bauer
                          President and Chief Executive Officer

    5/11/2001               /s/  Richard M. Cobb
-------------------       ----------------------------------------------------
Date                      Richard M. Cobb
                          Executive Vice President and Chief Financial Officer